EXHIBIT 1.2

December 12, 2022

STRICTLY CONFIDENTIAL

Dermata Therapeutics, Inc.

3525 Del Mar Heights Rd., #322

San Diego, CA 92130

Attn: Gerald T. Proehl, Chief Executive Officer

Dear Mr. Proehl:

Reference is hereby made to that certain engagement agreement, dated as of November 27, 2022 (the “Agreement”), by and between Dermata Therapeutics, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”). Defined terms used herein but not defined herein shall have the meanings given to such terms in the Agreement.

The Company and Wainwright hereby agree to amend and restate the first and second sentences of Paragraph B of the Agreement, as follows:

“B. Term and Termination of Engagement; Exclusivity. The term of Wainwright’s exclusive engagement will begin on the date hereof and end on May 31, 2023 (inclusive) (the “Term”).”

Except as expressly set forth above, all of the terms and conditions of the Agreement shall continue in full force and effect after the execution of this amendment and shall not be in any way changed, modified or superseded except as set forth herein.

This amendment shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. This amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

1

In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this amendment shall constitute a binding agreement as of the date indicated above.

Very truly yours, H.C. WAINWRIGHT & CO., LLC

By:	/s/ Mark W. Viklund
Name: Mark W. Viklund
Title: Chief Executive Officer

Accepted and Agreed: DERMATA THERAPEUTICS, INC.

By:	/s/ Gerald T. Proehl
Name: Gerald T. Proehl
Title: Chief Executive Officer

430 Park Avenue  |  New York, NY 10022  |  212.356.0500  |  www.hcwco.com

Member: FINRA/SIPC

2